CONSENT OF JEFFERIES & COMPANY, INC.

Conflicts Committee of the
Board of Directors
Encore Energy Partners GP LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

We hereby consent to the inclusion of our opinion letter dated July 10, 2011 to the Conflicts Committee of the Board of Directors of Encore Energy Partners GP LLC (“Encore GP”) included as Annex C, and to the references thereto under the captions “SUMMARY—Encore’s Reasons for the Merger,” “SUMMARY—Opinion of the Encore Conflicts Committee’s Financial Advisor,” “THE MERGER—Recommendation of the Encore Conflicts Committee and the Encore GP Board and Reasons for the Merger” and “THE MERGER—Opinion of the Encore Conflicts Committee’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed merger transaction involving Vanguard Natural Resources, LLC, Vanguard Natural Gas, LLC, Vanguard Acquisition Company, LLC, Encore Energy Partners LP and Encore GP, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Vanguard Natural Resources, LLC.  In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES & COMPANY, INC.

By:	/s/ Justin Despirito
Justin Despirito
Assistant General Counsel

New York, New York
August 1, 2011